Exhibit 10.1

AGREEMENT TO EXCHANGE COMMON STOCK
BETWEEN

BRISHLIN RESOURCES, INC.

AND CERTAIN SHAREHOLDERS OF

SYNERGY RESOURCES CORPORATION

INDEX
ARTICLE I - EXCHANGE OF SECURITIES	1
1.01 - Exchange of Stock	1
1.02 - Exchange of Options and Warrants	1

ARTICLE II - REPRESENTATIONS AND WARRANTIES	2
2.01 - Organization	2
2.02 - Capital	2
2.03 - Directors and Officers	2
2.04 - Financial Statements	2
2.05 - Absence of Changes	2
2.06 - Absence of Undisclosed Liabilities	3
2.07 - Tax Returns	3
2.08 - Investigation of Financial Condition	3
2.09 - Trade Names and Rights	3
2.10 - Contracts and Leases	3
2.11 - Insurance Policies	3
2.11 - Compliance with Laws	3
2.13 - Litigation	4
2.14 - No Further Consent	4
2.15 - SEC Documents	4
2.16 - Full Disclosure	4
2.17 - Assets	4
2A - Organization	4
2B - Directors and Officers' Compensation; Banks	4
2C - Capital	5
2D - Financial Statements	5
2E - Absence of Changes	5
2F - Absence of Undisclosed Liabilities	5
2G - Tax Returns	5
2H - Investigation of Financial Condition	5
2I - Trade Names and Rights	6
2J - Contracts and Leases	6
2K - Insurance Policies	6
2L - Compliance with Laws	6
2M - Litigation	6
2N - Ability to Carry Out Obligations	6
2O - Full Disclosure	7
2P - Market for Common Stock	7

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ARTICLE III - SHAREHOLDER REPRESENTATIONS	7
3.01 - Ability to Carry Out Obligations	7
3.02 - Ownership of Securities	7
3.03 - Restricted Securities	7

ARTICLE IV - OBLIGATIONS BEFORE CLOSING	8
4.01 - Investigative Rights	8
4.02 - Conduct of Business	8
4.03 - Mutual Cooperation	8
4.04 - Publicity	8

ARTICLE V - CONDITIONS PRECEDENT TO PERFORMANCE BY BRISHLIN	9
5.01 - Conditions	9
5.02 - Accuracy of Representations	9
5.03 - Performance	9
5.04 - Absence of Litigation	9
5.05 - Other	9

ARTICLE VI - CONDITIONS PRECEDENT TO PERFORMANCE BY THE SYNERGY SHAREHOLDERS	10
6.01 - Conditions	10
6.02 - Accuracy of Representations	10
6.03 - Performance	10
6.04 - Absence of Litigation	10
6.05 - Other	10

ARTICLE VII - CLOSING	11
7.01 - Closing	11
7.02 - Exchange of Shares	11
7.03 - Warrants and Options	11
7.04 - Officers and Directors	11
7.05 - Post Closing Agreements	11

ARTICLE VIII - REMEDIES	13
8.01 - Arbitration	13
8.02 - Costs	13
8.03 - Termination	13

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ARTICLE IX - MISCELLANEOUS	14
9.01 - Captions and Headings	14
9.02 - No Oral Change	14
9.03 - Non-Waiver	14
9.04 - Time of Essence	14
9.05 - Entire Agreement	14
9.06 - Governing Law	14
9.07 - Counterparts	14
9.08 - Notices	14
9.09 - Binding Effect	15
9.10 - Effect of Closing	15
9.11 - Mutual Cooperation	15
9.12 - Expenses	15

LIST OF SCHEDULES AND EXHIBITS

Schedule 1 - Allocation of Shares, Warrants and Options
Exhibit A - Options, Warrants and Convertible Securities (Synergy)
Exhibit B - Officers and Directors (Synergy)
Exhibit C - Financial Statements - Changes in Financial Condition (Synergy)
Exhibit D - Trademarks, Trade Names and Copyrights (Synergy)
Exhibit E - Material Contracts (Synergy)
Exhibit F - Insurance Policies (Synergy)
Exhibit G - Officers, Directors, Bank Accounts, Safe Deposit Boxes, Powers of Attorney (Brishlin)
Exhibit H - Options, Warrants and Convertible Securities (Brishlin)
Exhibit I - Financial Statements - Changes in Financial Condition (Brishlin)
Exhibit J - Trademarks, Trade Names and Copyrights (Brishlin)
Exhibit K - Material Contracts (Brishlin)
Exhibit L - Insurance Policies (Brishlin)
Exhibit M - Litigation (Brishlin)
Exhibit N - Investment Letter
Exhibit O - Consulting Agreements
Exhibit P - Acquisition Plan

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AGREEMENT TO EXCHANGE COMMON STOCK

        This AGREEMENT TO EXCHANGE COMMON STOCK (“Agreement”) is made August 27, 2008 by and between Brishlin Resources, Inc., a corporation organized under the laws of the State of Colorado (“Brishlin”) and the shareholders of Synergy Resources Corporation (“Synergy”) who have executed this Agreement on the signature page hereof (“Synergy Shareholders”), Bill Conrad and Raymond McElhaney (the “Brishlin Principals”) and Ed Holloway, William E. Scaff, Jr., John Barton and Benjamin Barton (“the Synergy Principals”).

        WHEREAS, Brishlin wishes to acquire all of the capital stock of Synergy owned by the Synergy Shareholders, representing not less than 90% of all of the issued and outstanding capital stock of Synergy; and

        WHEREAS, it is contemplated that following the closing of the transactions contemplated by this Agreement, Synergy will be merged with and into Brishlin, with Brishlin being the surviving corporation; and

        WHEREAS, the parties to this Agreement desire to set forth the terms and conditions pursuant to which Brishlin will acquire the capital stock owned by the Synergy Shareholders.

        NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the mutual promises, covenants and representations contained herein, the parties hereby agree as follows:

ARTICLE I
EXCHANGE OF SECURITIES

        1.01      Exchange of Stock.   At the Closing (as hereinafter defined), and subject to the terms and conditions of this Agreement, Brishlin shall acquire an aggregate of 8,935,000 shares of Synergy common stock (the “Synergy Shares”) from the Synergy Shareholders, representing at least 89% of the issued and outstanding stock of Synergy (the “Exchange”). The consideration to be issued by Brishlin for the Synergy Shares shall be the issuance of 8,935,000 (post-split) shares of Brishlin (the shares of Brishlin will be exchanged for the shares of Synergy on a one for one basis; the “Exchange Shares”). The Exchange Shares shall be allocated to the Synergy Shareholders in accordance with Schedule 1 to this Agreement. As a result of the Exchange, the Synergy Shareholders shall own common stock of Brishlin and Synergy will become a subsidiary of Brishlin. For federal income tax purposes, it is intended that the Exchange shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

        1.02     Exchange of Options and Warrants.   Each warrant or option to purchase shares of Synergy (individually, a “Synergy Option” or collectively, the “Synergy Options”) that is held by a Synergy Shareholder and which is outstanding immediately prior to the Closing, without regard to whether such option is then exercisable, shall be assumed by Brishlin and converted into an option (a “Substitute Option”) or warrant (a “Substitute Warrant”) to purchase that number of shares of Brishlin’s common stock shown on Schedule 1 at an exercise price per share equal to the exercise price per share of such corresponding Synergy Option or Synergy Warrant. The terms and conditions of each Substitute Option or Substitute Warrant, including any acceleration of vesting and/or exercisability thereof, shall otherwise be the same as the related Synergy Option.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Ed Holloway (solely in his capacity as an officer and director of Synergy), William E. Scaff, Jr. (solely in his capacity as an officer and director of Synergy), John Barton and Benjamin Barton represent and warrant to Brishlin that, to the best of their knowledge:

        2.0l      Organization.   Synergy is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

        2.02     Capital.   The authorized capital stock of Synergy consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 9,960,000 shares of common stock are outstanding as of the date hereof. Synergy has not issued any shares of preferred stock. Except as set forth in Exhibit A, there are no subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments outstanding obligating Synergy to issue or to transfer from treasury any additional shares of its capital stock. All outstanding shares of Synergy are validly issued, fully paid and not assessible and not subject to any preemptive rights. All of the issued and outstanding shares of Synergy common stock were issued in compliance with all federal and state securities laws.

        2.03     Directors and Officers.   Exhibit B to this Agreement contains the names and titles of all directors and officers of Synergy.

        2.04     Financial Statements.   Exhibit C to this Agreement contains the balance sheet of Synergy as of July 31, 2008 and the related statement of income for the period then ended (the “Synergy Financial Statements”). The Synergy Financial Statements are complete and correct in all material respects and fairly present in all material respects the financial condition and results of operation of Synergy at such date and for such period and show all material liabilities, absolute or contingent, of Synergy.

        2.05     Absence of Changes.   Since July 31, 2008, there has not been any change in the financial condition or results of operations of Synergy, except changes reflected on Exhibit C or changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

        2.06     Absence of Undisclosed Liabilities.   Synergy did not as of July 31, 2008 have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Exhibit C.

        2.07     Tax Returns.   Within the times and in the manner prescribed by law, Synergy has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. The provision for taxes, if any, reflected in Synergy’s balance sheet as of July 31, 2008 is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Synergy.

        2.08     Investigation of Financial Condition.   Without in any manner reducing or otherwise mitigating the representations contained herein, Brishlin shall have the opportunity between the date of this Agreement and the Closing to meet with Synergy’s accountants and attorneys to discuss the financial condition of Synergy. Synergy shall make available to Brishlin the books and records of Synergy. Such books and records have been maintained in the ordinary course of business, and are true and correct copies of such books and records. The minutes of Synergy are a complete and accurate record of all meetings of the shareholders and directors of Synergy and accurately reflect all actions taken at such meetings. The signatures of the directors and/or officers on such minutes are the valid signatures of Synergy’s directors and/or officers who were duly elected or appointed on the dates that the minutes were signed by such persons. The stock book of Synergy contains an accurate record of all transactions with respect to the capital stock of Synergy.

        2.09     Trade Names and Rights.   Exhibit D attached hereto and made a part hereof lists all trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications which are owned by Synergy. No person other than Synergy owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of Synergy’s business.

        2.10     Contracts and Leases.   Exhibit E attached hereto and made a part hereof contains a summary of the provisions of all material contracts, leases, and other agreements of Synergy presently in existence or which have been agreed to by Synergy (whether written or oral). Except as disclosed on Exhibit E, Synergy is not in default under of these agreements or leases.

        2.11     Insurance Policies.   Exhibit F to this Agreement is a description of all insurance policies held by Synergy concerning its business and properties. All these policies are in the respective principal amounts set forth in Exhibit F and are in full force and effect.

        2.12     Compliance with Laws.   Synergy has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business.

        2.13     Litigation.   Synergy is not a party to any suit, action, arbitration, legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Synergy, threatened against or affecting Synergy or its business, assets, or financial condition. Synergy is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Synergy is not engaged in any legal action to recover moneys due to Synergy or damages sustained by Synergy.

        2.14     No Further Consent.   No consent, approval, order, or authorization, of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality is required in connection with the execution, delivery and performance of this Agreement.

        2.15     SEC Documents.   Brishlin has furnished the Synergy Shareholders with copies of its annual report on Form 10-K for the year ended December 31, 2007, its quarterly report on Form 10-Q for the period ended March 31, 2008 and its quarterly report on Form 10-Q for the period ended June 30, 2008 as filed with the U.S. Securities and Exchange Commission (the “SEC”).

        2.16     Full Disclosure.   None of the representations and warranties made by the Synergy Principals, or in any certificate or memorandum furnished or to be furnished by the Synergy Principal, or on their behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

        2.17     Assets.   Synergy has good and marketable title to all of its property, free and clear of all mortgages, liens, pledges, charges or encumbrances or interest of any third party whatsoever.

        Brishlin, Bill Conrad (solely in his capacity as a director of Brishlin and to the best of his knowledge) and Ray McElhaney (solely in his capacity as an officer and director of Brishlin and to the best of his knowledge) represent and warrant to the Synergy Shareholders that:

         2A.        Organization.   Brishlin is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification, except in those states where the failure to be so qualified would not have a material adverse effect on Brishlin.

         2B.        Directors and Officers’ Compensation; Banks.   Exhibit G to this Agreement contains: (i) the names and titles of all directors and officers of Brishlin and all persons whose compensation from Brishlin as of the date of this Agreement will equal or is expected to equal or exceed, at an annual rate, the sum of $1,000; (ii) the name and address of each bank with which Brishlin has an account or safety deposit box, and the names of all persons who are authorized to draw thereon or have access thereto; and (iii) the names of all persons who have a power of attorney from Brishlin and a summary of the terms thereof.

         2C.        Capital.   The authorized capital stock of Brishlin consists of 100,000,000 shares of common stock, and 10,000,000 shares of preferred stock. Immediately prior to Closing, 1,038,000 shares of common stock will be issued and outstanding. All of the shares are validly issued, fully paid, and non-assessable. At Closing, there will be no outstanding preferred shares and no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Brishlin to issue or to transfer from treasury any additional shares of its capital stock of any class except as reflected on Exhibit H.

         2D.        Financial Statements.   Exhibit I to this Agreement sets forth the balance sheet of Brishlin as of June 30, 2008, and the related statement of income for the period then ended (the “Brishlin Financial Statements”). The Brishlin Financial Statements comply as to form in all material respects with applicable requirements of the SEC with respect thereto, are accurate and in accordance with the books and records of Brishlin, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved, except as may be indicated in the notes thereto or as permitted by rules of the SEC.

         2E.        Absence of Changes.   Since June 30, 2008, there has not been any material change in the financial condition or operations of Brishlin, except (i) changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, and (ii) changes disclosed on Exhibit I.

         2F.        Absence of Undisclosed Liabilities.   Brishlin did not as of June 30, 2008 have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Exhibit I.

         2G.        Tax Returns.   Within the times and in the manner prescribed by law, Brishlin has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable, except where the failure to file and/or pay would not have a material adverse effect on Brishlin. No federal income tax returns of Brishlin have been audited by the Internal Revenue Service. The provision for taxes, if any, reflected in Brishlin ‘s balance sheet as of June 30, 2008, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Brishlin.

         2H.        Investigation of Financial Condition of Brishlin.   Without in any manner reducing or otherwise mitigating the representations contained herein, the Synergy Shareholders shall have the opportunity to meet with Brishlin ‘s accountants and attorneys to discuss the financial condition of Brishlin. Brishlin shall make available to Synergy the books and records of Brishlin. The minutes of Brishlin are a complete and accurate record of all meetings of the shareholders and directors of Brishlin and accurately reflect all actions taken at such meetings. The signatures of the directors and/or officers on such minutes are the valid signatures of Brishlin’s directors and/or officers who were duly elected or appointed on the dates that the minutes were signed by such persons.

         2I.        Trade Names and Rights.   Exhibit J attached hereto and made a part hereof lists all trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications which are owned by Brishlin. No person, other than Brishlin, will own any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of the business of Brishlin, as such business is to be conducted after the closing of this transaction.

         2J.        Contracts and Leases.   The list of material contracts itemized in Brishlin’s annual report on Form 10-K for the year ended December 31, 2007 contains all of the material contracts, leases and other agreements of Brishlin presently in existence or which have been agreed to by Brishlin. Except as listed in Exhibit K, Brishlin is not a party to any other material contract or agreement, whether written or oral. Except as noted on Exhibit K, Brishlin is not in default under any of these agreements or leases.

         2K.        Insurance Policies.   Exhibit L to this Agreement is a description of all insurance policies held by Brishlin concerning its business and properties. All these policies are in the respective principal amounts set forth in Exhibit L and are in full force and effect.

         2L.        Compliance with Laws.   Brishlin has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business, including but not limited to federal and state securities laws. Brishlin does not have any employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         2M.        Litigation.   Other than as disclosed on Exhibit M, Brishlin is not a party to any suit, action, arbitration, legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Brishlin, threatened against or affecting Brishlin or its business, assets, or financial condition. Brishlin is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Brishlin is not engaged in any legal action to recover moneys due to it or damages sustained by it other than as disclosed on Exhibit M.

         2N.        Ability to Carry Out Obligations.   Brishlin has the right, power, and authority to enter into, and perform its obligations under, this Agreement. The execution and delivery of this Agreement by Brishlin and the performance by Brishlin of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-law, or other agreement or instrument to which Brishlin is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Brishlin, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of Brishlin or would create any obligations for which Brishlin would be liable, except as contemplated by this Agreement.

         2O.        Full Disclosure.   None of the representations and warranties made by Brishlin, or the Brishlin Principals, or in any certificate or memorandum furnished or to be furnished by Brishlin, or the Brishlin Principals, or on their behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. Brishlin and the Brishlin Principals have disclosed to Synergy all reasonably foreseeable contingencies which, if such contingencies transpire, would have a material adverse effect on Brishlin.

         2P.        Market for Common Stock.   Brishlin’s common stock is quoted on the OTC Bulletin Board. No letter “E” has been appended to Brishlin’s common stock during the past twenty-four months and Brishlin has not received any notice of the possible or pending delisting of Brishlin’s common stock.

ARTICLE III
SHAREHOLDER REPRESENTATIONS

             3.01        Ability to Carry Out Obligations.   Each Synergy Shareholder has the right, power, and authority to enter into, and perform its obligations under, this Agreement. No other corporate or shareholder proceedings on the part of any Synergy Shareholder are necessary to authorize the Exchange or the other transactions contemplated hereby, except as otherwise set forth herein. The execution and delivery of this Agreement by each Synergy Shareholder has (to the extent required) been authorized by the necessary action of its board of directors, partners, managers or other governing body, and does not, and the performance by each Synergy Shareholder of its obligations hereunder will not, cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-law, or other agreement or instrument to which any Synergy Shareholder is a party, or by which it may be bound, nor will any consents or authorizations of any other party be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of Synergy or would create any obligation for which Synergy would be liable, except as contemplated by this Agreement.

             3.02        Ownership of Securities.   Each Synergy Shareholder is the owner of that number of Synergy common shares, warrants or options disclosed in Schedule 1, attached hereto and incorporated herein by reference. Each Synergy Shareholder is the owner of such securities, free and clear of all liens, claims and encumbrances, and each has the sole power, right and authority to enter into and perform his obligations under this Agreement and transfer the securities owned by him.

             3.03        Restricted Securities.   The Synergy Shareholders acknowledge that the Exchange Shares will not be registered under the Securities Act of 1933, as amended (the “1933 Act”) but will be issued pursuant to an exemption from such registration requirements. As a result, the Exchange Shares will be subject to restrictions on transfer imposed by the 1933 Act. Each Synergy Shareholder shall execute and deliver to Brishlin at Closing an investment letter in the form attached hereto as Exhibit N and incorporated herein by reference.

ARTICLE IV
OBLIGATIONS BEFORE CLOSING

             4.0l        Investigative Rights.   From the date of this Agreement until the Closing, each party shall provide to the other party, and such other party’s counsel, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance notice to all of each party’s properties, books, contracts, commitments, records and correspondence and communications with regulatory agencies for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.

             4.02        Conduct of Business.   Prior to the Closing, and except as contemplated by this Agreement, Brishlin shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets without the prior written approval of the other party, except in the regular course of business. Each Synergy Principal shall cause Synergy to conduct its business in the ordinary course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the regular course of business. Except as contemplated by this Agreement, Brishlin shall not and no Synergy Principal shall allow Synergy to amend its Articles of Incorporation or By-laws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded material liabilities, acquire or dispose of fixed assets, change senior management, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

             4.03        Mutual Cooperation.   Brishlin, the Brishlin Principals, each Synergy Shareholder, and each Synergy Principal will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their related entities or subsidiaries. Each party will take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by either of them in connection with the Exchange or the taking of any action contemplated by this Agreement.

             4.04        Publicity.   Except as otherwise required by law or rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE V
CONDITIONS PRECEDENT TO PERFORMANCE BY BRISHLIN

             5.01         Conditions.   Brishlin’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article V. Brishlin may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Brishlin of any other condition of or any of Brishlin’s other rights or remedies, at law or in equity.

             5.02         Accuracy of Representations.   Except as otherwise permitted by this Agreement, all representations and warranties by the Synergy Shareholders in this Agreement or in any written statement that shall be delivered to Brishlin under this Agreement shall be true on the date hereof and as of the Closing Date as though made at those times.

             5.03         Performance.   The Synergy Shareholders shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, on or before the Closing. Brishlin shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

             5.04         Absence of Litigation.   No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing.

             5.05         Other. In addition to the other provisions of this Article V, Brishlin’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the following:

        (i)         Brishlin will have received the affirmative vote of the holders of a requisite majority of its common stock to reverse split its common stock such that, following notification of FINRA, and following expiration of the requisite waiting period, 1,038,000 shares of Brishlin’s common stock will be outstanding.

(ii) Brishlin shareholders dissenting from the reverse split will not own more than 10% of Brishlin’s common stock.

         (iii)        Following approval of the reverse stock split, the Board of Directors of Brishlin shall have declared a dividend consisting of one warrant to purchase a share of Brishlin common stock for each ten shares of common stock then outstanding (“Warrant”). The Warrants will be exercisable at a price of $6.00 per share and will expire on the earlier of December 31, 2012 or twenty days following written notification from Brishlin that its common stock had a closing bid price at or above $7.00 for any ten of twenty consecutive trading days. The Warrants will not be issuable until a registration statement covering the issuance of the Warrants, as well as the shares issuable upon the exercise of the warrants, has been declared effective by the SEC.

         (iv)         Brishlin will have entered into Consulting Agreements, in the form and substance attached hereto as Exhibit O and incorporated herein by reference, which will provide that Raymond E. McElhaney and Bill Conrad will each be paid consulting fees.

(v) Brishlin shall have received an Investment Letter in the form attached hereto as Exhibit N and incorporated herein by reference executed by each Synergy Shareholder.

ARTICLE VI
CONDITIONS PRECEDENT TO PERFORMANCE BY THE SYNERGY SHAREHOLDERS

        6.01      Conditions.   The obligations of the Synergy Shareholders hereunder shall be subject to the satisfaction, at or before the Closing, of the conditions set forth in this Article VI. The Synergy Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by any Synergy Shareholder of any other condition of or any of such Synergy Shareholder’s other rights or remedies, at law or in equity.

        6.02      Accuracy of Representations.   Except as otherwise permitted by this Agreement, all representations and warranties by Brishlin in this Agreement or in any written statement that shall be delivered by Brishlin under this Agreement shall be true on and as of the Closing Date as though made at that time.

        6.03      Performance.   Brishlin shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing.

        6.04      Absence of Litigation.   No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the closing.

        6.05      Other.   In addition to the other provisions of this Article VI, Synergy’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the following:

(i)	Brishlin will have no more than $5,000 in liabilities at the closing.

(ii)	Brishlin will have received the affirmative vote of the holders of a requisite majority of its common stock to reverse split its common stock such that immediately prior to the Closing, 1,038,000 shares of Brishlin’s common stock will be outstanding.

(iii)	Brishlin shareholders dissenting from the reverse split will own not more than 10% of Brishlin’s common stock.

ARTICLE VII
CLOSING

        7.0l      Closing.   The closing of this transaction (“Closing”) shall be held at the offices of Synergy not more than three business days following satisfaction of all of the conditions set forth in Articles V and VI. The date and time of Closing is the Closing Date. Unless the Closing of this transaction takes place before September 15, 2008, either party may terminate this Agreement without liability to the other party, except as otherwise provided in Section 9.12. At the Closing, the following documents, in a form reasonably acceptable to counsel to the parties or as set forth herein, shall be delivered:

        By the Synergy Shareholders and the Synergy Principals:

    A.               A certificate, dated the Closing Date, that all representations, warranties, covenants, and conditions set forth in this Agreement on behalf of the Synergy Principals are true and correct as of, or have been fully performed and complied with by, the Closing Date.

        By Brishlin:

    A.               A certificate, dated the Closing Date, that all representations, warranties, covenants, and conditions set forth in this Agreement on behalf of Brishlin and the Brishlin Principals are true and correct as of, or have been fully performed and complied with by, the Closing Date.

        7.02      Exchange of Shares.   On the Closing Date, each share of common stock of Synergy then issued and outstanding, will be exchanged for fully paid and nonassessable shares of Brishlin in accordance with Schedule 1 to this Agreement. Each Synergy Shareholder shall surrender his certificate representing Synergy Shares to Brishlin and Brishlin shall provide written instructions to its transfer agent to issue Brishlin stock in accordance with Schedule 1.

        7.03      Warrants and Options.   On the Closing Date, each warrant or option of Synergy then outstanding and held by a Synergy shareholder will be exchanged for a Substitute Option or Substitute Warrant in accordance with Schedule I to this Agreement.

        7.04      Officer and Directors.   At the Closing, Brishlin will cause Ed Holloway, William E. Scaff, Jr., Benjamin Barton and Rick Wilber to be appointed as directors of Brishlin. Following such appointment, all present officers of Brishlin will resign.

        7.05      Post-Closing Agreements.   (i) Following the Closing, the Synergy Principals, as the officers and directors of Brishlin, shall cause Brishlin to file a registration statement with the SEC covering the Warrants and the common stock issuable upon exercise of the Warrants. Such registration statement shall also cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder, such indeterminate number of additional shares of Brishlin’s common stock resulting from stock splits, stock dividends or similar transactions. The Synergy Principals shall cause Brishlin to keep the registration statement continuously effective for a period that will terminate upon the earlier of:

•	Six months after the date on which 95% of the Warrants have been exercised; or

•	Six months after the date the warrants expire. In addition, the Synergy Shareholders shall cause Brishlin to prepare and file such supplements to the prospectus and post-effective amendments such that existing shareholders of Brishlin may deliver a current prospectus in accordance with relevant provisions of the 1933 Act.

(i) Subsequent to Closing Date, the Synergy Principals shall cause Brishlin to file the following documents with the SEC within the time periods required by applicable rules:

(a)	a current report on Form 8-K containing the information required in such form with regard to the transactions contemplated by this Agreement;

(b)	an amendment to such Form 8-K containing audited financial statements, pro forma financial information and other additional disclosures as required by Form 8-K with regard to the transactions contemplated hereby; and

(c)	such other reports as may be required to be filed by Sections 13, 14 or 15 (d) of the Securities Exchange Act of 1934, as amended, and any additional filings required to maintain the listing of Brishlin’s common stock on the OTC Bulletin Board.

    (ii)               Subsequent to Closing Date, the Synergy Principals shall cause Synergy to have an option to acquire certain oil and gas assets from Petroleum Management LLC and/or Petroleum Exploration & Management LLC in accordance with the Acquisition Plan outlined in Exhibit P attached hereto.

    (iii)               Subsequent to the Closing, the parties agree that, subject to the approval of the Brishlin shareholders at a meeting to be held prior to the Closing, the name of Brishlin shall be changed to “Synergy Resources Corporation.” The Synergy Principals shall change the name of the subsidiary (Synergy Resources Corporation as contemplated by this Agreement) to allow Brishlin to use the name of Synergy.

(iv) The Synergy Principals shall cause Synergy to merge with and into Brishlin such that Brishlin will be the surviving corporation and the separate existence of Synergy shall cease.

    (v)               Upon receipt of an effective date for the registration statement contemplated by subsection (i) above, the Synergy Principals shall cause Brishlin to distribute certificates representing the Warrants to each shareholder of Brishlin as described on the shareholders’ list to be provided at the Closing.

ARTICLE VIII
REMEDIES

        8.01      Arbitration.   Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

        8.02      Costs.   If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

        8.03      Termination.   In addition to other remedies available at law, Brishlin or the Synergy Shareholders may on or prior to the Closing Date, terminate this Agreement:

    (i)               If any bona fide action or proceeding shall be pending against Brishlin or Synergy on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement;

    (ii)               If the legality and sufficiency of all steps taken and to be taken by each party in carrying out this Agreement shall not have been approved by the respective party’s counsel, which approval shall not be unreasonably withheld;

    (iii)               If a party breaches any representation, warranty, covenant or obligation of such party set forth herein and such breach is not corrected within ten days of receiving written notice from the other party of such breach; and

    (iv)               In the event of termination of this Agreement by Synergy or Brishlin as provided in Section 7.01 or 8.03, this Agreement forthwith shall become void and there shall be no liability or obligation on the part of any party hereto except as set forth in Section 9.12 and except that no termination shall relieve a party from liability for breach of any of the terms of this Agreement.

ARTICLE IX
MISCELLANEOUS

        9.01      Captions and Headings.   The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

        9.02      No Oral Change.   This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

        9.03      Non-Waiver.   Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

        9.04      Time of Essence.   Time is of the essence of this Agreement and of each and every provision hereof.

        9.05      Entire Agreement.   This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements, understandings and the letters of intent between the parties.

        9.06      Governing Law.   This Agreement and its application shall be governed by the laws of Colorado.

        9.07      Counterparts.   This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures or signatures sent via email will be treated as original signatures.

        9.08      Notices.   All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Brishlin Resources, Inc.

5525 Erindale Drive, Suite 201 Colorado Springs, Colorado 80918 Attn: Raymond E. McElhaney, President

Synergy Resources Corporation

20203 Highway 60 Platteville, Colorado 80651 and to 600 17th Street, Suite 2800 Denver, Colorado 80202

        9.09     Binding Effect.   This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

        9.10     Effect of Closing.   All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the closing of this Agreement, provided however that after June 30, 2009 no action or proceeding may be instituted for any breach of this Agreement. In the event there is any material misrepresentation or warranty of any party to this Agreement, then Brishlin (if such misrepresentation is made by the Synergy Principals) or the Synergy Shareholders (if such misrepresentation is made by Brishlin or the Brishlin Principals) may rescind this Agreement during the 90 day period following the closing of this Agreement.

        9.11     Mutual Cooperation.   The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein. Neither party will intentionally take any action, or omit to take any action, which will cause a breach of such party’s obligations pursuant to this Agreement.

        9.12     Expenses.   Each of the parties hereto agrees to pay all of its own expenses (including without limitation, attorneys’ and accountants’ fees) incurred in connection with this Agreement, the transactions contemplated herein and negotiations leading to the same and the preparations made for carrying the same into effect. Each of the parties expressly represents and warrants that no finder or broker has been involved in this transaction and each party agrees to indemnify and hold the other party harmless from any commission, fee or claim of any person, firm or corporation employed or retained by such party (or claiming to be employed or retained by such party) to bring about or represent such party in the transactions contemplated by this Agreement.

        AGREED TO AND ACCEPTED as of the date first above written.

BRISHLIN RESOURCES, INC.

By:	/s/ Raymond E. McElhaney Raymond E. McElhaney, President

Shareholders of Synergy Resources Corporation

1990 H & H FAMILY IRREVOCABLE TRUST

By:	/s/ Edward A. Holloway Trustee

EACH OF NINE, LLC

By:	/s/ Edward A. Holloway Authorized Officer

PETROLEUM MANAGEMENT, LLC 40lK

By:	/s/ Edward A. Holloway Edward A. Holloway

PETROLEUM MANAGEMENT, LLC 401K

By:	/s/ Renee Holloway Renee Holloway

SCAFF	FAMILY 2008 IRREVOCABLE TRUST

By:	/s/ William E. Scaff Jr. Trustee

DELL T. BEANS FAMILY TRUST

By:	/s/ William E. Scaff Jr. Trustee

MY WAY LLC

By:	/s/ William E. Scaff Jr. Authorized Officer

STAIANO FAMILY LLC

By:	/s/ John Staiano Authorized Officer

STAIANO FAMILY 2008 IRREVOCABLE TRUST

By:	/s/ John Staiano Trustee

QUEENSTOWN INVESTMENT TRUST

By:	/s/ John P. Barton Trustee

CAMBRIDGE ENERGY PARTNERS

By:	/s/ John P. Barton Authorized Officer

STRATEGIC CAPITAL PARTNERS

By:	/s/ Benjamin Barton Authorized Officer

SYNERGY ENERGY TRUST

By:	/s/ John Barton Trustee

/s/ Val Dunn Val Dunn

/s/ Rick Wilber Rick Wilber

/s/ Craig Bardmen Craig Bardmen

/s/ Steve Paoletti Steve Paoletti

/s/ Brian Meserlian Brian Meserlian

/s/ William Coleman William Coleman

/s/ Hal Lapping Hal Lapping

/s/ Larry Benson Larry Benson

/s/ John Crowley John Crowley

/s/ Robert Lavin Robert Lavin

/s/ Michael Williams Michael Williams

Principals of Synergy Resources Corporation

/s/ Ed Holloway Ed Holloway

/s/ William E. Scaff, Jr. William E. Scaff, Jr.

/s/ John Barton John Barton

/s/ Benjamin Barton Benjamin Barton

Principals of Brishlin Resources, Inc.

/s/ Bill Conrad Bill Conrad

/s/ Raymond McElhaney Raymond McElhaney

EXHIBIT A

OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

        2,060,000 outstanding Series A warrants.

        Each Series A Warrant entitles the holder to purchase one share of Synergy’s common stock at a price of $6.00 per share. The Series A Warrants expire on the earlier of December 31, 2012 or twenty days following written notification from Synergy that its common stock had a closing bid price at or above $7.00 for any ten of twenty consecutive trading days.

        Synergy has issued options to the persons, in the amounts and for the consideration shown below:

Name	Shares Issuable Upon Exercise of Options	Exercise Price	Expiration Date
Each of Nine, LLC	1,000,000	$1.00	6-11-13
My Way, LLC	1,000,000	$1.00	6-11-13
Each of Nine, LLC	1,000,000	$10.00	6-11-13
My Way, LLC	1,000,000	$10.00	6-11-13

        Each of Nine, LLC is controlled by Ed Holloway. My Way, LLC is controlled by William E. Scaff, Jr.

EXHIBIT P

ACQUISITION PLAN

(Letter of Intent)

SYNERGY RESOURCES CORPORATION
600 17th Street, 2800 South
Denver, Colorado 80202
(720) 359-1591

August 07, 2008

Ed Holloway
Petroleum Management LLC
20203 Highway 60
Platteville, CO 80651

Re:	Proposed Assignment of Oil and Gas Interests

Dear Mr.Holloway,

        The purpose of this letter is to summarize the principal terms pursuant to which it is intended Synergy Resources Corporation (SRC) will acquire certain working interests in certain oil and gas leases in Weld County, Colorado from Petroleum Management, LLC and/or Petroleum Exploration & Management, LLC (collectively “PM”). This letter sets forth the principal terms of such agreement as follows:

1.	Oil and Gas Working Interests/ Prospects Available for Assignment. PM has certain working interests available for assignment to SRC, subject to the conditions set forth herein, and such working interests shall be made available for assignment if the conditions are met by Synergy. The properties under lease (‘“Prospects”) and available for working interest ownership assignment are attached as Exhibit A. The conditions of the parties entering into an Assignment of Oil and Gas Interests are as follows:

a.	SRC has successfully completed its merger with Brishlin and additional funding in the amount of a sale of 2,000,000 shares at $3.50 each (total $7 million minimum).
b.	This funding occurs on or before November 1, 2008.
c.	If only partial funding is accomplished by SRC, then a reduced percentage of working interest ownership may be reflected in the Assignment, subject to both parties’ approval. Pending the November 1, 2008 deadline, PM will not sell or assign the interest set forth on Exhibit A to any other third party. All of the working interests conveyed will be at a 75% net revenue interest and a $1,000 lease cost per net acre. The percentage of working interest ownership may vary with each Prospect. Additional Prospects may be made available with additional funding received by Synergy.

    2.        Deposit.   In order to hold this working interest SRC will deliver, at the signing of this letter, $100,000.00 in certified funds or by wire transfer to PM These funds are refundable, and if the transaction contemplated herein does not occur, these monies will be returned to SRC. If the transaction contemplated herein does occur, then this amount shall be applied to the purchase price of the Assignment of Oil and Gas Interests.

    3.        Assignment of Oil and Gas Interests.   Immediately upon execution of this Letter of Intent, the Parties shall diligently cause to be prepared a form of Assignment of Oil and Gas Interests (“Assignment”) on or before November 1, 2008, containing provisions in accordance with the foregoing, together with such other appropriate terms and conditions as are customary in such assignments. The Assignment shall be recorded in the records of the Clerk and Recorder of Weld County, Colorado, upon closing. The Assignment shall also provide that, pending the closing date, SRC and its representatives shall at all times have access to all pertinent data and other information as its representatives shall request from time to time.

    4.        Confidentiality.  It is, of course, understood that all access, investigations and contact to be conducted by either party or its representatives shall be conducted and maintained in strict confidence, and should the transactions contemplated by this Letter of Intent not be completed for any reason whatsoever, each party and its representatives shall keep confidential any information concerning the others’ operations and business and shall return all documentation to the originating party.

    5.        Conditions.  The Assignment shall provide that the obligations of SRC and PM are expressly subject to, among other provisions, the following:

(a)	Review and approval of the Assignment by the respective Boards of Directors of SRC and PM;

(b)	A favorable review by counsel of the good and marketable title of PM to the Prospects listed on Exhibit A;

(c)	The receipt by each Party of a favorable opinion of counsel to the other relating to such matter as are customarily delivered in connection with the Assignment contemplated hereby;

(d)	The completeness and accuracy at all times up to and including the closing, of the representations, warranties, agreements and covenants of the Parties as contained in the Assignment; and

     6.       Expiration.   This Letter of intent shall expire on the earliest to occur of the following events:

(a)	The effective date of the Assignment;

(b)	November 1, 2008; or

(c)	The date of termination of this Letter of Intent by the mutual consent of PM and SRC in writing.

    7.         Miscellaneous.   PM and SRC agree to diligently and timely negotiate in good faith toward a definitive Assignment satisfactory to each Party. During the term following execution of this Letter of Intent and until the Letter of Intent is terminated as provided herein, PM shall not enter into or otherwise undertake negotiations or execute agreements pertaining to the Assignment of this working interest with any third party. It is, of course, understood that this Letter of Intent is intended to be, and shall be construed only as, a statement of intent summarizing and evidencing the discussions between the Parties and is not an agreement with respect to the transactions contemplated hereby and is not binding on either Party until the Assignment is executed and delivered by the Parties and at that time, the respective rights and obligations of the Parties shall be only as defined in the Assignment; provided, however, that the respective obligations of SRC and PM under paragraphs 3, 4, 5 and 6 shall be binding upon you and us when this Letter of Intent is executed by you and returned to us.

     8.       Costs.   Whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs in connection with this Letter of Intent and the obligations contemplated thereby.

        If the foregoing meets with your approval, please execute it on behalf of the Company and return the duplicate to us, whereupon the letter shall constitute the Letter of Intent between us in accordance with the terms and conditions set forth above. We agree that facsimile signatures shall have the same force and effect as originals for all purposes intended hereby.

Respectfully submitted,

SYNERGY RESOURCES CORPORATION

By: /s/ William Scaff William Scaff, Vice President

PETROLEUM MANAGEMENT LLC

By: /s/ Edward Holloway Edward Holloway, Managing Member

EXHIBIT A — Prospects

Oil and Gas Leases currently owned by PM or its affiliates as to the following property:

1.	South ½ of Section 16, Township 4 North, Range 67 West, Weld County, Colorado.

2.	Northwest ¼ of Section 21, Township 5 North, Range 66 West, Weld County, Colorado.

3.	Northwest ¼ of Section 4, Township 5 North, Range 66 West, Weld County, Colorado.